SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Under Rule
[_]  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials




                        The South Financial Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is
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[_]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

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

                               [TSFG LOGO OMITTED]





                              102 SOUTH MAIN STREET
                        GREENVILLE, SOUTH CAROLINA 29601




March 15, 2001




Dear Shareholder:

On behalf of the Board of Directors, I am pleased to invite you to attend the Annual Meeting of Shareholders of The South Financial Group, Inc. to be held in the Gunter Theatre, at the Peace Center for the Performing Arts, 300 South Main Street, Greenville, South Carolina, on Wednesday, April 18, 2001 at 10:30 a.m.

The attached Notice of the Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. During the Annual Meeting, we will report on the operations of The South Financial Group and its subsidiaries. Directors and officers of The South Financial Group, Inc. and its subsidiaries, as well as representatives of KPMG LLP, our independent auditors, will be present to respond to any questions shareholders may have.

To ensure proper representation of your shares at the Annual Meeting, please sign, date and return the enclosed proxy as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote will be counted if you are unable to attend.


                                      Sincerely,


                                      /s/ Mack I. Whittle, Jr.
                                      Mack I. Whittle, Jr.
                                      President and Chief Executive Officer

                               [TSFG LOGO OMITTED]


                              102 South Main Street
                        Greenville, South Carolina 29601
                                 (864) 255-7900


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 18, 2001


To the Shareholders of The South Financial Group:

The Annual Meeting of Shareholders (the "Annual Meeting") of The South Financial Group, Inc. (the "Company") will be held on April 18, 2001 at 10:30 a.m., Greenville time, in the Gunter Theatre, at the Peace Center for the Performing Arts, 300 South Main Street, Greenville, South Carolina for the following purposes:

1. To set the number of Directors at 18 and to elect 10 Directors to hold office until their respective terms expire or until their successors are duly elected and qualified.

2. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 1, 2001 will be entitled to vote at the Annual Meeting.

                                          By Order of the Board of Directors,


                                           /s/ William S. Hummers III
                                           William S. Hummers III
                                           Secretary

Greenville, South Carolina
March 15, 2001



PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU WISH, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

                               [TSFG LOGO OMITTED]
                              102 South Main Street
                        Greenville, South Carolina 29601


                             ----------------------

                                 PROXY STATEMENT
                             ----------------------


            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 18, 2001


This Notice of Annual Meeting, Proxy Statement and Proxy (these "Proxy Materials") are being furnished to the shareholders of The South Financial Group, Inc. (the "Company") in connection with a solicitation of proxies by the Company's Board of Directors. This solicitation is being made in connection with the Annual Meeting of Shareholders (the "Annual Meeting") to be held in the Gunter Theatre, at the Peace Center for the Performing Arts, 300 South Main Street, Greenville, South Carolina at 10:30 a.m. on April 18, 2001. These Proxy Materials are being mailed on approximately March 15, 2001.

Who is Entitled to Vote; Other Voting Matters

Shareholders of record as of the close of business on March 1, 2001 of the Company's $1.00 par value per share common stock ("Common Stock") will be entitled to vote at the Annual Meeting. At the close of business on that day, 42,554,668 shares of Common Stock were outstanding. Holders of Common Stock are entitled to one vote per share on each matter presented at the Annual Meeting. Shares of Common Stock may be voted in person or by proxy. The presence, either in person or by proxy, of holders of shares representing a majority of the outstanding Common Stock on March 1, 2001 is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting. In connection with the election of directors, abstentions and broker non-votes are not counted in determining the votes cast for directors.

Availability of Voting by Proxy; Revocability of Proxies

Shares represented by a properly executed proxy (such as the form of proxy included with these Proxy Materials) will be voted in accordance with the instructions on such proxy. If a returned proxy does not specify otherwise, the shares represented thereby will be voted in favor of all proposals set forth herein. Proxies may be revoked at any time prior to their being voted at the Annual Meeting by oral or written notice to William S. Hummers III at The South Financial Group, 102 South Main Street, Greenville, South Carolina 29601, (864) 255-7913, or by execution and delivery of a subsequent proxy, or by attendance and voting in person at the Annual Meeting.

Solicitation of Proxies

The Company makes this proxy solicitation, and it will bear the cost associated with this solicitation, including the cost of preparing, handling, printing and mailing these Proxy Materials. Proxies will be solicited principally through these Proxy Materials. Proxies may also be solicited by telephone or through personal solicitation conducted by regular employees of the Company. Employees and officers will be reimbursed for the actual out-of-pocket expenses incurred in connection with such solicitation. Banks, brokers and other custodians are requested to forward these Proxy Materials to their customers where appropriate, and the Company will reimburse such banks, brokers and custodians for their reasonable out-of-pocket expenses incurred in sending these Proxy Materials to beneficial owners of the shares.

                              ELECTION OF DIRECTORS
                              (Item 1 on the Proxy)


General Information Regarding Election of Directors

The number of directors is being set by the shareholders, but may be amended by the Board of Directors between annual meetings to the extent permitted by South Carolina law. The Board is currently comprised of 16 persons. Management proposes to set the number of Company directors at 18 persons.

The Board of Directors is divided into three classes. At each annual meeting, the Company's shareholders elect the members of one of the three classes to three-year terms. At this Annual Meeting, three directors in the class whose term is expiring at this Annual Meeting are being nominated for re-election. The five directors who joined the Board through the acquisition of Anchor Financial Corporation in June 2000 are also being nominated for various terms. Two other persons are being nominated to provide representation from different market areas of the Company.

Directors will be elected by a plurality of votes cast at the Annual Meeting. Abstentions and broker non-votes with respect to Nominees will not be considered to be either affirmative or negative votes. Shareholders do not have cumulative voting rights with respect to the election of directors.

Identification of Nominees

Management proposes to nominate to the Board of Directors the 10 persons listed as Nominees in the table below. Each of the Nominees is currently serving as a Director, except for William P. Brandt and John C.B. Smith, Jr. If elected, each Nominee will serve until the expiration of his respective term and until his successor is duly qualified. Unless authority to vote for one or more Nominees is "WITHHELD," the persons named in the accompanying Proxy intend to vote "FOR" the election of these Nominees. Management believes that all such Nominees will be available and able to serve as Directors. However, should any Nominee become unable to accept election, the person named in the Proxy intends to vote for the election of such other persons as management may recommend.

The following table sets forth the names and ages of the Nominees for Directors and the Directors continuing in office, the positions and offices with the Company held by each such person, and the period that each such person has served as a Director.

NOMINEES FOR DIRECTORS

NAME                                  AGE    POSITION OR OFFICE WITH THE COMPANY         DIRECTOR SINCE
------------------------------        ---    -----------------------------------         --------------

FOR TERMS EXPIRING IN 2002
         Mason A. Chrisman             63    Director                                             2000
         Albert A. Springs III         61    Director                                             2000
FOR TERMS EXPIRING IN 2003
         W. Gairy Nichols III          49    Director                                             2000
         John C. B. Smith, Jr.         56       -                                                 -
FOR TERMS EXPIRING IN 2004
         William P. Brant              54       -                                                 -
         Stephen L. Chryst             54    Chairman and COO, Carolina First Bank                2000
         Judd B. Farr                  75    Director                                             1994
         C. Claymon Grimes, Jr.        78    Director                                             1990
         Thomas J. Rogers              64    Director                                             2000
         David C. Wakefield III        57    Director                                             1997

                                       2

DIRECTORS CONTINUING IN OFFICE

NAME                                  AGE    POSITION OR OFFICE WITH THE COMPANY         DIRECTOR SINCE
------------------------------        ---    -----------------------------------         --------------


FOR TERMS EXPIRING IN 2002
         William S. Hummers III        55    Executive Vice President, Secretary                  1990
         Charles B. Schooler           72    Director                                             1996
         Eugene E. Stone IV            62    Director                                             1996
         Mack I. Whittle, Jr.          52    President, Chief Executive Officer                   1986
FOR TERMS EXPIRING IN 2003
         M. Dexter Hagy                56    Director                                             1993
         H. Earle Russell, Jr.         59    Director                                             1997
         William R. Timmons, Jr.       77    Chairman of the Board of Directors                   1986
         Samuel H. Vickers             65    Director                                             1999


THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THESE NOMINEES.
                                        ---

Meetings and Committees of the Board of Directors

     The Board held seven meetings in 2000. No Director attended less than 75% of the aggregate of these board meetings and meetings for committees on which such Director served.

     The Board has an Audit Committee, which reviews the audit plan, the results of the audit engagement of the Company's accountants, the scope and results of the Company's procedures for internal auditing and internal control, and the internal audit reports of the Company's subsidiaries. The Audit Committee was responsible for reviewing the Company's Year 2000 issues. The Audit Committee is currently comprised of Mr. Grimes, Mr. Nichols, Dr. Russell, Dr. Schooler, Mr. Vickers and Mr. Wakefield. The Audit Committee met four times during 2000. All current members were present at each of the meetings.

     The Board has a Compensation Committee, which reviews the Company's compensation policies and makes recommendations regarding senior management compensation. Its report is set forth herein. The Compensation Committee is currently comprised of Mr. Farr, Mr. Hagy, Mr. Rogers and Mr. Stone. The Compensation Committee met six times during 2000. All members were present at all meetings. No members of the Compensation Committee are officers or employees of the Company or its subsidiaries.

     The Board has a Nominating Committee comprised of Mr. Hagy, Mr. Timmons and Mr. Whittle. The Nominating Committee did not meet in 2000. The Nominating Committee will consider nominees recommended by security holders. Any such recommendations should be made in writing and delivered to the Company's principal offices before December 1 of each year.

     The Board has an Executive Committee comprised of Mr. Chryst, Mr. Hagy, Mr. Timmons, Mr. Vickers and Mr. Whittle. It met three times in 2000. No member missed any meetings. The Executive Committee has overall responsibility for all corporate actions, plans and programs of the Company that are within the corporate power or authority of the Board of Directors, subject to certain legal exceptions. In particular, the Executive Committee has the authority to review, guide and take any permissible actions with respect to the business and affairs of the Company as usually taken by the Board of Directors when the Executive Committee determines that it is appropriate to act prior to the next Board of Directors' meeting.

             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee is composed of six directors, each of whom is independent as defined by the National Association of Securities Dealers' listing standards. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Appendix A.

     Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the December 31, 2000 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence. In particular, the Audit Committee considered whether the provision of the services set forth below in "Auditing and Related Fees-Financial Information Systems Design and Implementation Fees" and "Auditing and Related Fees-All Other Fees" is compatible with maintaining the independence of the auditors and determined that no independence issues arose as a result of such services.

     Based upon the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

The Audit Committee

David C. Wakefield III, Chairman   C. Claymon Grimes, Jr.   W. Gairy Nichols III
H. Earle Russell, Jr.              Charles B. Schooler      Samuel H. Vickers


                            AUDITING AND RELATED FEES

AUDIT FEES

     For fiscal year 2000, KPMG LLP billed the Company an aggregate of $563,000 for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2000 and reviews of the financial statements included in the Company's Forms 10-Q for that year.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     For fiscal year 2000, KPMG LLP billed the Company an aggregate of $920,000 for professional services associated with financial information systems design and implementation.

ALL OTHER FEES

     For fiscal year 2000, KPMG LLP billed the Company an aggregate of $4,203,000 for other fees. These fees included services for general ledger reconciliation assistance, process improvement services, merger-related projects, tax matters and other services.

                               EXECUTIVE OFFICERS

     The Company's executive officers are appointed by the Board of Directors and serve at the pleasure of the Board. The following persons serve as executive officers of the Company.

Name                            Age              Company Offices Currently Held                    Company Officer Since
----                            ---              ------------------------------                    ---------------------
Andrew B. Cheney                 51              President, Citrus Bank                               2000
Stephen L. Chryst                54              Chairman and COO, Carolina First Bank                2000
John C. DuBose                   49              Executive Vice President                             1998
William S. Hummers III           55              Executive Vice President, Secretary                  1988
William J. Moore                 66              Executive Vice President                             1998
Michael W. Sperry                54              Executive Vice President                             1998
James W. Terry, Jr.              53              President of Carolina First Bank                     1991
Mack I. Whittle, Jr.             52              President and Chief Executive Officer                1986



             BUSINESS EXPERIENCE OF DIRECTORS AND EXECUTIVE OFFICERS

     Mr. Brant is a partner in the law firm of Brant, Moore, Macdonald & Wells, P.A., Jacksonville, Florida.

     Mr. Cheney has served as President of Citrus Bank since January 2000. Prior to joining Citrus, he was Market President for Jacksonville and Commercial Banking Executive for North Florida for Bank of America.

     Mr. Chrisman has served as Chairman of Harbor Equities, Inc., Charleston, South Carolina, a private venture capital investment firm, since 1983. Mr. Chrisman was Chairman of ComSouth Bankshares prior to its acquisition by Anchor Financial Corporation in 1998.

     Mr. Chryst has served as Chairman and COO of Carolina First Bank since June 2000. He served as Chairman, President and CEO of Anchor Financial Corporation, Myrtle Beach, South Carolina prior to its acquisition by the Company in 2000.

     Mr. DuBose joined the Company in December 1998 as Executive Vice President and Chief Operations Officer/Chief Technology Officer. From 1991 to 1998, Mr. DuBose was Director of Technology Services for Barnett Bank in Jacksonville, Florida.

     Mr. Farr is the owner and President of Greenco Beverage, Inc., a distributorship headquartered in Greenville, South Carolina. Mr. Farr has served as its President since its opening in 1965.

     Mr.  Grimes  is an  attorney  in  private  practice  in  Georgetown,  South
Carolina.

     Mr. Hagy is a principal of Vaxa Capital Management, LLC, an investment management firm formed in 1995 and headquartered in Greenville, South Carolina.

     Mr. Hummers joined the Company in June 1988 in his present capacity. He is also a director of World Acceptance Corporation.

     Mr. Moore joined the Company in July 1998 as Executive Vice President. In December 1995, he retired from his position as Senior Vice President for Sun Trust Banks, Inc. where he was President and Chief Executive Officer of SunTrust Bank Cards, N.A., a special purpose credit card bank. Upon retirement, Mr. Moore formed a private consulting practice, which was terminated upon his employment with the Company.

     Mr. Nichols has been a partner in Dunes Realty, Inc. since 1975. Dunes Realty, Inc. is a real estate firm located in Garden City Beach and Litchfield Beach, South Carolina.

     Mr. Rogers has been Secretary and Treasurer of Strand Media Group of Myrtle Beach, South Carolina since 1985. Strand Media Group is an advertising company. Mr. Rogers is also an owner and director of Computer Dimension, Inc.

     Dr. Russell is a surgeon in Greenville, South Carolina.

     Dr. Schooler is an optometrist in Georgetown, South Carolina.

     Mr. Smith is owner of John C.B. Smith Real Estate and is Of Counsel to and past partner in the law firm of Nexsen Pruet Jacobs & Pollard, LLP, Columbia, South Carolina. He served on the Board of Directors of ComSouth Bankshares prior to its acquisition by Anchor Financial Corporation in 1998.

     Mr. Sperry joined the Company in November 1998 as Executive Vice President and Chief Credit Officer. From 1996 to 1998, he was Senior Executive Vice President and Manager of Commercial Loan Administration for BB&T Corporation in Winston-Salem, NC. From 1990 to 1995, Mr. Sperry was Executive Vice President and Chief Credit Officer of Southern National Corporation in Winston-Salem, NC.

     Mr. Springs is the owner of H. B. Springs Company, Inc. of Myrtle Beach, South Carolina.

     Mr. Stone currently serves as CEO of Stone International, LLC. He formerly served as Chairman of Umbro International, Inc. (formerly Stone Manufacturing). Mr. Stone is a director of Liberty Corporation.

     Mr. Terry has served as President and Director of Carolina First Bank since 1991. From 1986 to 1991, Mr. Terry was Senior Vice President and Regional Executive for First Union National Bank of SC.

     Mr. Timmons is Chairman of Canal Insurance Company, a nationwide insurer of commercial motor vehicles headquartered in Greenville, South Carolina.

     Mr. Vickers is Chairman and CEO of Design Containers, Inc., a packaging system manufacturer located in Jacksonville, Florida.

     Mr. Wakefield has served President of Wakefield Enterprises, LLC, a real estate development company in Anderson SC, since 1998. From November 1997 to December 1998, Mr. Wakefield served as an independent consultant to the Company following the Company's acquisition of First Southeast Financial Corporation ("First Southeast"). Mr. Wakefield served as President and CEO of First Southeast since its formation in 1993 and President and CEO of First Federal Savings and Loan Association of Anderson, a subsidiary of First Southeast, since 1991.

     Mr. Whittle has been President and CEO of the Company since its organization in 1986. From 1986 until 1991, Mr. Whittle also served as President of Carolina First Bank and is currently Chief Executive Officer of Carolina First Bank. Mr. Whittle is also a director of Net.B@nk, Inc.



                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

     During 2000, each non-officer Director's total compensation was valued at $30,000, assuming that the Director attended all meetings. Meeting fees were $500 for each Board of Directors' meeting and committee meeting attended. Fees for committee chairmen were $1,000 per committee meeting. A total of 60% of each Director's total compensation was paid in the form of options to purchase Common Stock, which was valued based on the Black-Scholes valuation method. The balance was paid in cash.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth information concerning all compensation paid by the Company during the fiscal years ended December 31, 2000, 1999 and 1998, to the Company's CEO and to each of the four most highly compensated executive officers other than the CEO (collectively the "Named Executive Officers") for services rendered in all capacities to the Company and its subsidiaries. For purposes of the table, all bonus and incentive plan award amounts listed for a particular year (including annual bonus compensation and Long Term Compensation payments) were actually paid in February of the following year. For example, the restricted stock awards for 1999 were made in February 2000, but are listed as 1999 compensation, because the awards were earned as of December 31, 1999. Compensation in 2000 for Mr. Chryst includes compensation paid to him by Anchor Financial Corporation prior to its acquisition by the Company in June 2000. Prior to June 2000 Mr. Chryst was employed by Anchor Financial Corporation and was not with the Company.

                                                                         Long Term Compensation
                             Annual Compensation                      Awards               Payouts
                              ---------------------------------    ----------------------------------
                                                         Other     Restricted   Securities
                                                         Annual      Stock      Underlying    LTIP      All Other
          Name and                   Salary    Bonus    Compen-      Awards     Options/     Payouts   Compensation
     Principal Position       Year     ($)      ($)     sation         ($)       SARs (#)      ($)          ($)
     ------------------       ----   -------   -------  -------    -------      ---------    -------   ------------
Mack I. Whittle, Jr.          2000   388,130    96,080    (1)           --        16,400         --      77,432 (2)
President, Chief Executive    1999   346,600        --    (1)      293,825        83,581     81,170      99,650
Officer                       1998   325,382   205,440    (1)           --        72,583         --      65,467

Stephen L. Chryst             2000   520,008   273,000    (1)           --            --         --      67,294 (3)
Chairman, COO
Carolina First Bank

William S. Hummers III        2000   250,200    55,431    (1)           --         5,000         --      50,885 (4)
Executive Vice President      1999   212,260        --    (1)       89,425        10,700     24,704      54,400
                              1998   192,550   120,430    (1)           --        31,889                 56,967

James W. Terry, Jr.           2000   227,300    49,272    (1)           --         5,000         --      31,290 (5)
President                     1999   203,280        --    (1)       89,425        10,700     24,704      37,700
Carolina First Bank           1998   191,600    79,249    (1)           --        10,969         --      29,467

John C. DuBose                2000   278,667    46,808    (1)           --         5,000         --      32,281 (6)
Executive Vice President      1999   208,380        --    (1)       89,425        10,700     24,704      31,900
                              1998    65,000        --    (1)           --        25,000         --          --
------------

(1) Certain amounts may have been expended by the Company that may have had value as a personal benefit to the executive officer. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of such executive officer.
(2) This amount is comprised of (i) $9,600 contributed by the Company to its 401(k) on behalf of Mr. Whittle to match fiscal 2000 pre-tax deferral contributions, all of which was vested, (ii) $14,382 contributed to the Company's Employee Stock Ownership Plan (the "ESOP"), and (iii) $53,450 in premiums paid by the Company on behalf of Mr. Whittle with respect to insurance not generally available to all Company employees.
(3) This amount is comprised of (1) $9,600 contributed by the Company to its 401(k) on behalf of Mr. Chryst to match fiscal 2000 pre-tax deferral contributions, all of which was vested, (ii) $3,319 contributed to the ESOP, and (iii) $54,375 in premiums paid on behalf of Mr. Chryst with respect to insurance not generally available to all Company employees.
(4) This amount is comprised of (i) $9,600 contributed by the Company to its 401(k) on behalf of Mr. Hummers to match fiscal 2000 pre-tax deferral contributions, all of which was vested, (ii) $13,785 contributed to the ESOP, and (iii) $27,500 in premiums paid on behalf of Mr. Hummers with respect to insurance not generally available to all Company employees.
(5) This amount is comprised of (i) $9,600 contributed by the Company to its 401(k) on behalf of Mr. Terry to match fiscal 2000 pre-tax deferral contributions, of which all was vested, (ii) $6,690 contributed to the ESOP, and (iii) $15,000 in premiums paid on behalf of Mr. Terry with respect to insurance not generally available to all Company employees.
(6) This amount is comprised of (i) $9,600 contributed by the Company to its 401(k) on behalf of Mr. DuBose to match fiscal 2000 pre-tax deferral contributions, of which 40% was vested, (ii) $2,681 contributed to the ESOP, and (iii) $20,000 in premiums paid on behalf of Mr. DuBose with respect to insurance not generally available to all Company employees.

          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors, which is composed solely of non-officer directors, works with Company management in establishing the underlying philosophy and principles of the Company's compensation system. These principles and philosophy are then reviewed and approved by the full Board of Directors. This Report discusses the philosophy, principles, and policies underlying the Company's compensation programs that were in effect during 2000 and which will be applicable in 2001.

OUR GUIDING PRINCIPLES

     The Compensation Committee of the Company is committed to administering a compensation program that espouses the Company's values, drives corporate results, and supports the long and short-term goals of the Company. Our compensation philosophy is grounded by three principles: (1) tying pay to performance, (2) aligning executive and shareholder interests, and (3) challenging executives through "stretch goals."

     This program is intended to result in competitive compensation packages, which we believe will attract and retain the talent needed to generate outstanding Company performance.

Tying Pay To Performance

     We believe that strong performance deserves higher pay than average performance, and the Company's fixed and variable compensation programs to executives reflect this principle. Fixed compensation is in the form of base salaries, which are targeted at the median of national financial services market surveys.

     Variable compensation is obtained through the Company's Short and Long-Term Incentive Plans. Both plans provide for compensation that can be earned only by meeting or exceeding pre-determined performance goals. These plans provide the necessary balance between meeting current performance objectives, while simultaneously building a foundation for long-term success. While on average 60% of executive pay is variable, the actual amount of incentive pay is subject to performance.

Aligning Executive and Shareholder Interests

     The Compensation Committee believes that one of the best ways to align executive and shareholder interest is through stock ownership. Although the Company does not currently have stock ownership guidelines for executives, the Company encourages all of its executive officers to hold a significant amount of Company stock and promotes this goal through the long-term incentive programs where incentives are paid in stock options and performance stock. By holding a significant ownership stake in the Company, executives are placed in the same position as shareholders - they will only realize value when shareholders realize value, through stock price appreciation.

Challenging Executives Through "Stretch" Goals

     The Compensation Committee believes that by setting high performance standards for executives, a high performance culture will develop which will lead to sustained Company achievement. To challenge executives, the incentive compensation programs emphasize "stretch goals." Both the Short and Long-Term Incentive Plans focus on reaching and exceeding established performance goals, which are set by the Compensation Committee and approved by the Board of Directors. The goals are developed to reflect what the Committee considers will be superior performance for the Company. In determining performance goals, the Committee gives significant and careful consideration to the historical and projected performance of the Company's performance peer group.

SHORT-TERM INCENTIVE PLAN

     The Short-Term Incentive Plan is designed to reward executives for performance contributions that have impacted the overall success of the Company or its operating units during the fiscal year. The Short-Term Incentive Plan is intended to motivate employees and direct their efforts toward achievement of key annual performance objectives. The Company focuses on the following areas of performance: (1) earnings per share, (2) asset quality (i.e., nonperforming assets as a percent of total loans and net charge-offs as a percent of average loans), and (3) certain strategic incentives (such as the successful integration of Anchor Financial Corporation after the merger). The relative weighting of these measures is customized on an individual basis to reflect specific roles, responsibilities, and objectives.

     The Short-Term Incentive Plan establishes a point system, which determines cash incentive awards based on the extent to which the Company meets performance goals. Each goal is considered separately. If one goal falls below threshold, the other three goals are evaluated on their own merit. The threshold level of performance is 85% of a particular performance goal. At this level, executives receive only 35% of the targeted incentive for that goal. Any performance less than the threshold level will result in no cash incentive. If the Company achieves 125% of a performance goal, the cash incentive will be 150% of target. In addition, a corporate profitability modifier allows Short-Term Incentive Plan awards to be adjusted up or down based on overall corporate financial performance. The modifier can reduce incentive plan awards if overall performance falls below expectations or increase awards if overall corporate performance exceeds expectations.

     Before the fiscal year begins: As part of the planning process, the Compensation Committee establishes superior standards of performance consistent with the "stretch-goal" philosophy of the Committee. A target incentive is created for each eligible executive. This target ranges from 35% to 50% of base salary, depending on the executive, if 100% of the performance goals are met. The Board of Directors approves each of the measures and target incentives. The Company communicates threshold, target, and superior award opportunities to each eligible executive officer.

     After fiscal year end: Corporate financial statements are generated, and the Company determines whether it was successful in achieving its performance measures. For 2000, the Board determined that a number of expenses arising from the Anchor Financial Corporation merger should be excluded from the calculation of earnings per share. This resulted in the payout under the Short-Term Incentive Plan at a 49% level.

LONG-TERM INCENTIVE PLAN

     The primary objective of the Long-Term Incentive Plan is to link a significant portion of executive compensation to Company performance achievements over a multi-year period. The Long-Term Incentive Plan focuses on strategic financial success factors, which are intended to align the interest of the Company's executives and shareholders. The Long-Term Incentive Plan is structured with three-year "performance cycles" and consists of two components: stock options and performance shares. The stock option and performance share awards provide a long-term incentive opportunity targeted at the top quartile of the performance peer group. The Long-Term Incentive Plan is structured to provide 50% of the total award opportunity in stock options and 50% in performance shares if the target goals are met exactly.

     As the situation warrants, the Compensation Committee may consider additional forms of long-term compensation (e.g., restricted stock, performance units, direct equity participation in joint ventures, etc.) to appropriately reward those executives for being entrepreneurial and innovative in creating value for the Company.

Stock Option Element

     The Long-Term Incentive Plan provides for the grant of stock options over the three-year performance period. At the beginning of the performance period the Compensation Committee determines the grant size for each executive. The number of options granted is based on a number of factors, including competitive grant practices from national financial services surveys, the participant's level of responsibility, the ability of the participant to influence future performance of the Company, and the desired mix of long-term incentive vehicles. Each year the executive receives a fixed stock option grant based on one-third of the executive's total grant (for the performance period). The exercise price will reflect fair market value at the time of grant. Executives will only realize value from the options if the share price appreciates during the option term. The Company's policy is not to reprice stock options.

Performance Share Element

     The Compensation Committee also awards shares of common stock to Long-Term Incentive Plan participants that will be earned only if Company performance goals are achieved during the three-year performance period. The number of shares awarded is based on performance achievements. If Company performance does not reach threshold levels, no performance shares will be distributed; if only threshold performance is achieved, 25% of the targeted award will be given. If a superior level of performance is achieved (i.e., maximum), 150% of the targeted reward will be given. Grants of performance shares are made on a biennial basis for overlapping three-year performance cycles. Therefore, an overlapping 1999-2001 cycle followed the 1997-1999 performance cycle. The Compensation Committee may establish different performance goals for each cycle.

DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986 stipulates that publicly held companies are denied a deduction for compensation in excess of $1,000,000, unless such compensation is performance based. Currently, it is the Company's policy not to pay compensation in excess of the amount referenced in
Section 162(m). However, in the event the compensation was to exceed this limit, the Company will review its compensation plans to determine the appropriateness of changing the compensation plan to comply (so that compensation payable under such plans remains deductible).

CEO COMPENSATION

     Mr. Whittle's 2000 compensation consisted of base salary, cash incentives, stock options, and certain perquisites (which did not exceed 10% of base salary and incentives). The Compensation Committee determined Mr. Whittle's base salary of $350,000 at the beginning of the year. The Committee established Mr. Whittle's base salary by analyzing compensation levels of other chief executive officers of comparable size banks based on national financial services surveys. In addition to base salary, Mr. Whittle received an automobile allowance of $38,130. Mr. Whittle's cash incentive was determined in accordance with the Short- Term Plan and was targeted at 50% of base salary if all performance measures were achieved. Under the Short-term Incentive Plan, Mr. Whittle received $96,080 for 2000.

Compensation Committee:
Thomas J. Rogers, Chairman    Judd B. Farr   M. Dexter Hagy   Eugene E. Stone IV


STOCK OPTIONS

     The following table sets forth information regarding option grants with respect to Common Stock made by the Company to the Named Executive Officers during 2000.

                                          OPTION GRANTS IN LAST FISCAL YEAR
                                          Individual Grants

                                 Number of      % of Total      Fair Market
                                Securities       Options      Value per Share
                                Underlying      Granted to       of Common      Exercise
                             Options Granted    Employees     Stock at Time      Price     Expiration   Grant Date
Name                              (#)            in 2000        of Grant (1)     ($/Sh)      Date(2)    Valuation(3)
----                         ---------------    ----------   ----------------  ---------   ----------   ------------
Mack I. Whittle, Jr.             16,400           2.35 %            $13.16       $13.16     08/16/10      $96,785

William S. Hummers III            5,000           0.71 %            $13.16       $13.16     08/16/10      $29,508

James W. Terry, Jr.               5,000           0.71 %            $13.16       $13.16     08/16/10      $29,508

John C. DuBose                    5,000           0.71 %            $13.16       $13.16     08/16/10      $29,508

Stephen L. Chryst                    --             --                  --           --        --              --

-------------
(1) The number shown is the average of the closing bid and ask prices of a share of Common Stock as quoted on the Nasdaq National Market on the date of grant.
(2)  The plan  pursuant to which the options  were  granted  sets forth  certain
     earlier   expiration   dates  upon  the  option  holder's   termination  of
     employment.
(3) Calculated by using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 2.50%, expected volatility of 55%, risk-free interest rate of 6.13% and expected lives of 5 years.

OPTION EXERCISES

     The following table sets forth information with respect to options to purchase shares of Common Stock held by the Named Executive Officers and the number of shares covered by both exercisable and unexercisable stock options in 2000. Also reported are the values for the "in-the-money" options which represent the positive spread between the exercise price of any such existing stock option and the year-end fair market value of the Common Stock.

                           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                              Number of Securities          Value of Unexercised
                                                             Underlying Unexercised         In-the-Money Options
                                 Shares         Value        Options at 2000 Fiscal            at 2000 Fiscal
                              Acquired on      Realized          Year-End (#)                  Year-End ($) (1)
Name                          Exercise (#)       ($)        Exercisable/Unexercisable    Exercisable/Unexercisable
----                         -------------     --------     -------------------------    -------------------------
Mack I. Whittle, Jr.               --             --          91,407    / 127,619                 --    / $1,476

William S. Hummers III             --             --          53,911    /  52,756                 --    /      450

James W. Terry, Jr.                --             --          40,098    /  28,873                 --    /      450

John C. DuBose                     --             --          27,675    /  13,025                 --    /      450

Stephen L. Chryst                32,625        225,266       142,419    /      --         $1,310,334    /       --
-------------

(1) The indicated value is based on exercise prices ranging from $2.72 to $31.26 per share and a per share value of $13.25, which was the closing market price of a share of the Company's Common Stock on December 31, 2000 as reported by the Nasdaq National Market.


EMPLOYMENT CONTRACTS

     The Company has entered into Noncompetition, Severance and Employment agreements with certain executive officers of the Company, including Stephen L. Chryst, John C. DuBose, William S. Hummers III, James W. Terry, Jr. and Mack I. Whittle, Jr. The agreements are summarized below. However, this summary is qualified in its entirety by reference to the agreements themselves, copies of which are available from the Company or from the Company's public filings with the Securities and Exchange Commission. Defined terms in the various agreements are substantially similar but vary in certain respects from agreement to agreement. Reference is again made to the agreements themselves. An "Involuntary Termination" generally occurs when the executive terminates his employment due to (i) a change in his responsibilities, position or authority, (ii) a change in the terms or status of the agreement, (iii) a reduction in his compensation or benefits, (iv) his forced relocation outside his area, or (v) a significant increase in his travel requirements. A "Voluntary Termination" occurs when the executive terminates his employment following a "change in control" not the result of items constituting an Involuntary Termination. Non-capitalized terms that are in quotes and used in the descriptions below are as defined in the respective agreements. "Legitimate Company Reasons" generally means (i) "cause",
(ii) if the executive becomes "disabled," or (iii) upon the executive's death. "Legitimate Executive Reasons" generally means (i) the Company's uncured breach of the agreement, (ii) a Voluntary Termination, or (iii) an Involuntary Termination.

     Stephen L. Chryst. Under his agreement, Mr. Chryst is given duties and authority typical of similar executives, and the Company is obligated to pay him an annual salary determined by the Board, such incentive compensation as may become payable to him under the Company's incentive compensation plans, and certain other typical executive benefits. Mr. Chryst's agreement is for a term of seven years commencing on January 10, 2000. Mr. Chryst may terminate the agreement for Legitimate Executive Reasons. If Mr. Chryst terminates his employment other than for Legitimate Executive Reasons, the Company's obligations under the agreement cease as of the date of such termination. If Mr. Chryst terminates his employment for a Legitimate Executive Reason or at any time after the fourth anniversary of the agreement, he is entitled to receive his compensation and benefits provided under the agreement for the remainder of the term. He is also entitled to certain supplemental retirement benefits beginning on the earlier of his 65th birthday or his death and continuing for 15 years. Further, Mr. Chryst, his spouse, and dependent children are entitled to medical and dental benefits for the lives of Mr. Chryst and his spouse. The Company may terminate the agreement at any time for Legitimate Company Reasons or without cause. If the Company terminates Mr. Chryst's employment as a result of Legitimate Company Reasons prior to the fourth anniversary of the agreement, the Company's obligations under the agreement cease as of the date of termination, except that if Mr. Chryst's termination is due to disability and the proceeds of the disability policy purchased by the Company are insufficient to fund the Company's obligations as if he were not disabled, the Company will fund the difference. If Mr. Chryst is terminated for "cause" after a "change in control", then such termination shall be treated as a Voluntary Termination. If the Company terminates Mr. Chryst for "cause" after the fourth anniversary of the agreement, he is entitled to receive as severance the compensation and benefits provided under the agreement for the remainder of the term. If the Company terminates Mr. Chryst for disability or death after the fourth anniversary of the agreement, the Company's obligations cease as of the date of termination except that Mr. Chryst is entitled to certain supplemental retirement benefits beginning on the earlier of his 65th birthday or his death and continuing for 15 years. Further, Mr. Chryst, his spouse, and dependent children are entitled to medical and dental benefits for the lives of Mr. Chryst and his spouse, and if Mr. Chryst becomes disabled and the proceeds of the disability policy purchased by the Company are insufficient to fund the Company's obligations under the agreement as if Mr. Chryst were not disabled, the Company will fund the difference. If the Company terminates Mr. Chryst without "cause", he will be entitled to receive as severance his aggregate compensation and benefits for the remainder of the term. In the event of termination by Mr. Chryst for a Legitimate Executive Reason, or in the event of termination by the Company without "cause", he will become vested in all Company share grants or options, and will be deemed to be retired and credited with Company service for the remaining term of the agreement for the purposes of the Company's benefit plans. All amounts paid to Mr. Chryst will be "grossed up" for taxes payable by him. In the event that Mr. Chryst's employment is terminated by him as a result of a Legitimate Executive Reason or by the Company, then Mr. Chryst may not, for a period of five years following such termination of employment, compete against the Company as described in the agreement.

     John C. DuBose. Under his agreement, Mr. DuBose is given duties and authority typical of similar executives, and the Company is obligated to pay him an annual salary determined by the Board. In addition, the Board may pay Mr. DuBose an additional incentive cash bonus pursuant to the Company's incentive compensation plans and certain other typical executive benefits. Mr. DuBose's agreement has a rolling term of one year and extends automatically until either party gives notice to the other, at which point the term becomes fixed to one year from the date of the notice. Mr. DuBose may terminate the agreement within 12 months of a "change of control" for Legitimate Executive Reasons. If Mr. DuBose terminates his employment other than for Legitimate Executive Reasons or if there is a Voluntary Termination in the absence of a "change in control", the Company's obligations under the agreement cease as of the date of such termination. If, within 12 months of a "change in control", Mr. DuBose terminates his employment as a result of clauses (ii) or (iii) of the Legitimate Executive Reasons, he is entitled to receive a lump sum amount generally equal to two times his base salary and bonus and will also be entitled to receive his base salary, bonus, and other benefits due to him through his termination date. In addition, he will be entitled to ongoing benefits for up to two years as though he continued to be employed. If Mr. DuBose terminates his employment pursuant to clause (i) of the Legitimate Executive Reasons, the Company's obligations to him will terminate on the date of the termination. The Company may terminate the agreement at any time for Legitimate Company Reasons, in which case, the Company's obligations under the agreement cease as of the date of termination, except that if he is terminated for "cause" after a "change in control", then such termination shall be treated as a Voluntary Termination. If the Company terminates Mr. DuBose for any other reason and there has been a change of control in the prior 12 months, he is entitled to his base salary, and bonus and all other benefits due him through his termination date, reduced pro rata for the portion of the fiscal year not completed. He is also entitled to receive as severance a lump sum amount generally equal to two times his base salary and bonus. In addition, he will be entitled to ongoing benefits for up to two years as though he continued to be employed. If the Company terminates Mr. DuBose without a Legitimate Company Reason in the absence of a change of control, he will be entitled to receive immediately in a lump sum as severance his salary, bonus, and benefits for the remainder of the term of the agreement. In the event of termination by Mr. DuBose for a Legitimate Executive Reason, or in the event of termination by the Company other than for Legitimate Company Reasons and in the absence of a "change in control", he will become vested in all Company share grants or options and will be deemed to be credited with Company service for the remaining term of the agreement for the purposes of the Company's benefit plans. All amounts paid to Mr. DuBose will be grossed up by the taxes  payable  by him in  respect  of such  amounts.  In the event that Mr.
DuBose's employment is terminated before a "change in control" by him voluntarily or by the Company for "cause", then he may not, for a period of one year following such termination of employment, compete against the Company as described in the agreement.

     William S. Hummers III. Under his agreement, Mr. Hummers is given duties and authority typical of similar executives, and the Company is obligated to pay him an annual salary determined by the Board, such incentive compensation as may become payable to him under the Company's incentive compensation plans, and certain other typical executive benefits. Mr. Hummers' agreement has a rolling term of five years and extends automatically until he turns 60, at which point the term is converted into a 5 year fixed term. Mr. Hummers may terminate the agreement for Legitimate Executive Reasons. If Mr. Hummers terminates his employment other than for Legitimate Executive Reasons, the Company's obligations under the agreement cease as of the date of such termination. If Mr. Hummers terminates his employment as a result of clauses (i) or (iii) of the Legitimate Executive Reasons, he is entitled to receive a lump sum amount equal to three times his annual total compensation, and he will also be entitled to receive his base salary and other benefits due him through his termination date. If Mr. Hummers terminates his employment pursuant to clause (ii) of the Legitimate Executive Reasons, he is entitled to receive an amount generally equal to one year's total compensation, and he will also be entitled to receive his base salary and other benefits due him through his termination date. If the Company terminates Mr. Hummers' employment for "cause", the Company's obligations under the agreement cease as of the date of termination. However, if Mr. Hummers is terminated for "cause" after a "change in control", then such termination shall be treated as a Voluntary Termination except that all his rights pursuant to share grants or options granted by the Company do not become vested or released from all conditions and restrictions, and Mr. Hummers is not deemed to be retired or credited with Company service for the remaining term of the agreement for the purposes of the Company's benefit plans. If the Company terminates Mr. Hummers pursuant to clauses (ii) or (iii) of the Legitimate Business Reasons, the Company's obligations under the agreement generally cease as of the date of termination. If the Company terminates Mr. Hummers without "cause", he will be entitled to receive as severance a lump sum payment equal to three times his total annual compensation. In the event of termination by Mr. Hummers for a Legitimate Executive Reason, or in the event of termination by the Company without "cause", he will become vested in all Company share grants or options, and be deemed to be retired and credited with Company service for the remaining term of the agreement for the purposes of the Company's benefit plans. In the event that Mr. Hummers' employment is terminated voluntarily by him as a result of a Legitimate Executive Reason or by the Company without "cause", then he may not, for a period of five years following such termination of employment compete against the Company as provided in the agreement. If the covenant not to compete is triggered, Mr. Hummers will receive, in addition to any other payments, a total of five times his annual cash compensation. The amount paid to Mr. Hummers under this covenant not to compete will be grossed up for taxes payable by him. However, if Mr. Hummers terminates his employment for other than a Legitimate Executive Reason, the Company's obligations under the agreement cease as of his termination date and he may not, for a period of one year following such termination of employment, compete against or interfere with the Company as provided in the agreement.

     James W. Terry, Jr. Under his agreement, Mr. Terry is given duties and authority typical of similar executives, and the Company is obligated to pay him an annual salary determined by the Board, such incentive compensation as may become payable to him under the Company's incentive compensation plans and certain other typical executive benefits. Mr. Terry's agreement has a rolling term of three years and extends automatically until either party gives notice to the other, at which point the term is fixed at three years from the date of notice. Mr. Terry may terminate the agreement for Legitimate Executive Reasons. If Mr. Terry terminates his employment other than for Legitimate Executive Reasons, the Company's obligations under the agreement cease as of the date of such termination. If Mr. Terry terminates his employment as a result of clauses
(i) or (iii) of the Legitimate Executive Reasons, he is entitled to receive a lump sum amount equal to three times his total annual compensation and benefits, and he will also be entitled to receive his base salary and other benefits due him through his termination date. If Mr. Terry terminates his employment pursuant to clause (ii) of the Legitimate Executive Reasons, Mr. Terry is entitled to receive an amount generally equal to one year's compensation and benefits, and he will also be entitled to receive his base salary and other benefits due him through his termination date. If the Company terminates Mr. Terry's employment as a result of the Legitimate Company Reasons, the Company's obligations under the agreement cease as of the date of termination, except that if he is terminated for cause after a "change in control", then such termination shall be treated as a Voluntary Termination. If the Company terminates Mr. Terry without a Legitimate Company Reason and there has been a change of control, he will be entitled to receive as severance a lump sum payment equal to three times his total annual compensation and benefits. If the Company terminates him without a Legitimate Company Reason in the absence of a change of control, he will be entitled to receive as severance his compensation and benefits for the remaining term of the agreement. In the event of termination by Mr. Terry for a Legitimate Executive Reason, or in the event of termination by the Company other than for Legitimate Company Reasons, he will become vested in all Company share grants or options, and credited with Company service for the remaining term of the agreement for the purposes of the Company's benefit plans. All severance benefits conditioned on a "change in control" become null and void unless he exercises them within three years following a "change in control". All amounts paid to Mr. Terry will be grossed up for taxes payable by him. In the event that Mr. Terry's employment is terminated before a "change in control" voluntarily by him or by the Company for "cause", then he may not, for a period of one year following such termination of employment, compete against the Company as described in the agreement.

     Mack I. Whittle, Jr. Under his agreement, Mr. Whittle is given duties and authority typical of similar executives, and the Company is obligated to pay him an annual salary determined by the Board, such incentive compensation as may become payable to him under the Company's Short-Term Incentive Compensation Plan and Long-Term Incentive Compensation Plan, and certain other typical executive benefits. Mr. Whittle's agreement has a rolling term of ten years and extends automatically until he turns 55, at which point the term is converted into a fixed term of 10 years, expiring on his 65th birthday. Mr. Whittle may terminate the agreement for Legitimate Executive Reasons. If Mr. Whittle terminates his employment other than for Legitimate Executive Reasons, the Company's obligations under the agreement cease as of the date of such termination, and he becomes subject to certain non-competition provisions described generally below. If Mr. Whittle terminates his employment as a result of clauses (i) or (iii) of the Legitimate Executive Reasons, he is entitled to receive a lump sum amount equal to three times his total annual compensation and benefits, and he will also be entitled to receive his base salary and other benefits due him through the termination date of the agreement. If Mr. Whittle terminates his employment pursuant to clause (ii) of the Legitimate Executive Reasons, he is entitled to receive an amount generally equal to one year's compensation, and he will also be entitled to receive his base salary and other benefits due him through the termination date of the agreement. Mr. Whittle also becomes subject to certain non-competition provisions described generally below. If the Company terminates Mr. Whittle's for "cause", the Company's obligations under the agreement cease as of the date of termination. However, if Mr. Whittle is terminated for cause after a "change in control", then such termination shall be treated as a Voluntary Termination, but he will not become vested in Company share grants or options, nor will he be deemed to be retired or credited with Company service for the remaining term of the agreement for purposes of the Company's benefit plans. If the Company terminates Mr. Whittle without "cause", he will be entitled to receive as severance a lump sum payment equal to three times his total annual compensation. In the event of termination by Mr. Whittle for a Legitimate Executive Reason, or in the event of termination by the Company without "cause", Mr. Whittle will become vested in all Company share grants or options, and be deemed to be retired and credited with Company service for the remaining term of the agreement for the purposes of the Company's benefit plans. In the event that Mr. Whittle's employment is terminated before a "change in control" voluntarily by Mr. Whittle as a result of clauses (i) or (iii) of the Legitimate Executive Reasons or by the Company without "cause", then Mr. Whittle may not, for a period of five years following such termination of employment, compete against the Company as described in the agreement. If the covenant not to compete is triggered, Mr. Whittle will receive, in addition to any other payments, a total of ten times his annual cash compensation. The Company will also continue to provide certain other benefits for ten years following the commencement of the non-compete period. The amount paid to Mr. Whittle under this covenant not to compete will be grossed up for taxes payable by him. However, if Mr. Whittle terminates his employment for other than a Legitimate Executive Reason or if there is a Voluntary Termination, the Company's obligations under the agreement cease as of his termination date and he may not, for a period of one year following his date of termination, compete against the Company as described in the agreement.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Company has instituted a Supplemental Executive Retirement Plan ("SERP"), which is a non-qualified executive benefit plan in which the Company agrees to pay the executive additional benefits in the future, usually at retirement, in return for continued satisfactory performance by the executive. The Company selects the key executives who participate in the SERP. The SERP is an unfunded plan, which means there are no specific assets set aside by the Company in connection with the establishment of the plan. The executive has no rights under the agreement beyond those of a general creditor of the bank. The Company has currently entered into SERP contracts with approximately 12 senior level managers, four of which are Named Executive Officers. The benefits associated with such persons are as follows:

                                           Year of      Retirement    Annual Retirement         Duration of
Name                                       Birth        Age           Benefit                   Retirement Benefit
------------------------------------------ ------------ ------------- ------------------------- ----------------------
Mack I. Whittle, Jr.                       1948         65             $  485,266               15 years

William S. Hummers III                     1945         65                162,187               15 years

James W. Terry, Jr.                        1948         65                119,819               15 years

John C. DuBose                             1951         65                133, 751              15 years


                                PERFORMANCE GRAPH

       The following graph sets forth the performance of the Company's Common Stock for the five year period ended December 31, 2000 as compared to the Standard and Poor's SmallCap 600 Index and the SNL Southeast Bank Index. The graph assumes $100 originally invested on December 31, 1995 and that all subsequent dividends were reinvested in additional shares.


                                 [GRAPH OMITTED]



                                        12/31/95   12/31/96   12/31/97   12/31/98   12/31/99    12/31/00
                                        --------   --------   --------   --------   --------    --------

The South Financial Group                $100.00    $112.20    $150.29    $178.24    $132.90    $101.78

S&P SmallCap 600 Index                    100.00     121.32     152.36     150.37     169.02     188.96

SNL Southeast Bank Index                  100.00     137.27     208.09     221.53     174.32     175.04


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     COMMON STOCK. The following table sets forth as of March 1, 2001 information with respect to the Common Stock owned beneficially or of record by each of the Directors and Nominees individually, by the Named Executive Officers and by all Directors and executive officers of the Company as a group. Unless otherwise noted, each person has sole voting power and sole investment power with respect to the shares listed. There are no persons known to the Company to own beneficially 5% or more of the Common Stock.

                                  AMOUNT AND NATURE OF             PERCENT
NAME OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP           OF CLASS (1)
------------------------          --------------------           ------------
William P. Brant                             4,000 (2)                *
Andrew B. Cheney                             4,000 (3)                *
Mason A. Chrisman                           94,339 (4)                *
Stephen L. Chryst                          317,036 (5)                *
John C. DuBose                              42,224 (6)                *
Judd B. Farr                               144,758 (7)                *
C. Claymon Grimes, Jr.                      69,932 (7)                *
M. Dexter Hagy                              18,233 (7)                *
William S. Hummers III                     117,888 (8)                *
William J. Moore                             1,000                    *
W. Gairy Nichols III                       204,586 (9)                *
Thomas J. Rogers                            63,623 (10)               *
H. Earle Russell, Jr.                       12,853 (7)                *
Charles B. Schooler                         37,111 (11)               *
John C. B. Smith, Jr.                       80,050 (12)               *
Michael W. Sperry                           12,977 (13)               *
Albert A. Springs III                       93,576 (14)               *
Eugene E. Stone IV                           8,978 (15)               *
James W. Terry, Jr.                         71,511 (16)               *
William R. Timmons, Jr.                    395,369 (17)               *
Samuel H. Vickers                           11,390 (18)               *
David C. Wakefield III                      75,932 (19)               *
Mack I. Whittle, Jr.                       192,603 (20)               *
     All Directors/Executive
     Officers as a Group (23 persons)         2,073,969             4.83%
--------------
*    Less than 1%.
(1) The calculation is based on 42,554,668 shares of Common Stock which is the actual number of shares outstanding as of the record date. Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, percentages of total outstanding shares have been computed on the assumption that shares of Common Stock that can be acquired within 60 days upon the exercise of options by a given person or group are outstanding, but no other shares similarly subject to acquisition by other persons are outstanding.
(2) This includes 2,000 shares of Common Stock issuable pursuant to options granted under the Directors' Plan.
(3) This includes 4,000 shares of Common Stock issuable under outstanding options.
(4) This includes 6,430 shares in an IRA, 5,893 shares owned by his spouse and 1,500 shares issuable under outstanding options.
(5) This includes 6,788 shares owned by his spouse, 1,782 owned by children and 109,794 in options.
(6) This includes 1,634 shares of Common Stock owned by Mr. DuBose through the Restricted Stock Plan and 27,675 shares of Common Stock issuable under outstanding options.
(7) This includes 10,778 shares of Common Stock issuable pursuant to options granted under the Directors' Plan.
(8) This includes 1,634 shares of Common Stock owned by Mr. Hummers through the Restricted Stock Plan, 53,911 shares of Common Stock issuable under outstanding options and 10,030 shares of Common Stock owned by his spouse.
(9) This includes 6,361 shares of Common Stock in an IRA, 6,205 shares owned by his spouse and 4,170 shares owned by children.
(10) This includes 26,819 shares in an IRA and 6,551 shares owned by his spouse.
(11) This includes 10,148 shares of Common Stock issuable pursuant to options granted under the Directors' Plan.
(12) This includes 7,736 shares owned by his spouse, 5,242 shares of which Mr. Smith is the custodian, and 3,622 shares issuable under outstanding options.
(13) This includes 1,634 shares of Common Stock owned by Mr. Sperry through the Restricted Stock Plan and 7,929 shares of Common Stock issuable under outstanding options.
(14) This includes 6,525 shares held in an IRA.
(15) This includes 8,258 shares of Common Stock issuable pursuant to options granted under the Directors' Plan.
(16) This includes 1,634 shares of Common Stock owned by Mr. Terry through the Restricted Stock Plan and 40,008 shares of Common Stock issuable under outstanding options.
(17) This includes 277,107 shares of Common Stock owned by Canal Insurance Company, of which Mr. Timmons is the Chairman, and 10,778 shares of Common Stock issuable to Mr. Timmons pursuant to options granted under the Directors' Plan.
(18) This includes 4,652 shares of Common Stock issuable pursuant to options granted under the Directors' Plan and 5,000 shares owned by a company of which Mr. Vickers is an officer.
(19) This includes 6,058 shares of Common Stock issuable pursuant to options granted under the Directors' Plan.
(20) This includes 5,747 shares of Common Stock owned by Mr. Whittle through the Restricted Stock Plan and 91,407 shares of Common Stock issuable under outstanding options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company's directors and officers and their associates have had, and the Company expects them to have in the future, banking transactions in the ordinary course of business with the Company's banking subsidiaries. These transactions are on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated third parties. Such loans have not involved more than normal risks of collectibility nor have they presented any other unfavorable features. Under banking regulations applicable to state banks, any loan made by such a bank to any of its officers or Directors must be collaterally secured. The aggregate dollar amount of these loans was approximately $28,954,000 at December 31, 2000. During 2000, new loans of approximately $13,556,000 were made, and payments totaled approximately $7,262,000.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, Directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 2000 all required Section 16(a) filings applicable to its executive officers, Directors and greater than 10% beneficial owners were made.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP served as the Company's independent public accountants for the 2000 current fiscal year. KPMG LLP has indicated that it plans to have a representative present at the Annual Meeting. Such representative will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders. The Board of Directors has selected KPMG LLP as the independent public accountants for the Company for the 2001 fiscal year.


                            PROPOSALS BY SHAREHOLDERS

     A shareholder who wishes to present a proposal for inclusion in the proxy materials relating to the Company's Annual Meeting of Shareholders to be held for 2002 should submit his or her proposal on or before November 16, 2001, to the Secretary of the Company, 102 S. Main Street, Greenville, South Carolina 29601. After that date, the proposal will not be considered timely. Shareholders submitting proposals for inclusion in the proxy statement and form of proxy must comply with the proxy rules under the Securities Exchange Act of 1934, as amended, and all shareholders submitting proposals must comply with the Bylaw requirements described below.

     The Bylaws of the Company require timely advance written notice of shareholder nominations of director candidates and of any other proposals to be presented at an annual meeting of shareholders. In the case of director nominations by shareholders, the Bylaws require that a shareholder's notice be delivered to the principal executive offices of the Company during the period of time from the 30th day to the 60th day prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is expressly waived in advance of the meeting by formal action of the Board of Directors. In the case of other proposals by shareholders at an annual meeting, the Bylaws require that advance written notice be delivered to the Company's Secretary (at the address indicated above). To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company between the 60th and 90th days prior to the first anniversary of the preceding year's annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, such shareholder notice must be so delivered between the 60th and 90th days prior to such annual meeting or within 10 days following the day on which public announcement of the date of such meeting is first made by the Company. A copy of the Bylaws is available upon request to the Secretary of the Company at the address indicated above.


                              FINANCIAL INFORMATION

     The  Company's  2000  Annual  Report  and its  Annual  Report  on Form 10-K
(without exhibits) for the year ended December 31, 2000 are being mailed to shareholders contemporaneously with these Proxy Materials.


                                  OTHER MATTERS

     Management is not aware of any other matter to be brought before the Annual Meeting. If other matters are brought before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.


                                    By order of the Board of Directors,


                                    /s/ William S. Hummers III
                                    William S. Hummers III
                                    Secretary

March 15, 2001
Greenville, South Carolina

                                                                      APPENDIX A

                            THE SOUTH FINANCIAL GROUP
            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS


I.  PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by The South Financial Group (the
"Company") to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

     * Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.
     * Review and appraise the audit efforts of the Company's independent accountants and internal audit department.
     * Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter. This Charter is designed to comply with the guidelines promulgated in the Report and Recommendations of the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees, in 1999.


II.  COMPOSITION

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. The Company's definition of independence precludes the following from audit committee eligibility:

     *    Directors employed by the Company during the past three years
     * Directors closely related to a current executive officer or any executive officer during the past three years
     * Directors who serve as executive officers of other corporations in which one of the Company's executive officers serves on the compensation committee
     * Directors receiving compensation from the Company, other than customary board fees, in excess of $60,000 per year
     * Directors who are partners, controlling shareholders or executive officers of businesses to which the company made or received payments that exceeded $200,000 during the past three years.

All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified.

III.  MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee should meet with the independent accountants and management quarterly to review the Company's financials consistent with IV.4 below.


IV.  RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties of the Audit Committee shall:

Documents/Reports Review
1. Review and update this Charter periodically, at least annually, as conditions dictate.
2. Review the organization's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.
3. Review the regular internal reports to management prepared by the internal auditing department and management's response.
4. Review with financial management and the independent accountants the 10-Q prior to its filing. The Chair shall review with financial management and the independent accountants the release of quarterly earnings prior to their release.
5. Review reports of examination made by federal and state banking examiners and ascertain that all operational deficiencies set forth in such exams are adequately corrected.

Independent Accountants
6. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.
7. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.
8. Periodically, consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

Financial Reporting Processes
9. In consultation with the independent accountants and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external.
10. Consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.
11. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

Process Improvement
12. Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.
13. Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.
14. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.
15. Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented, (This review should be conducted at any appropriate of time subsequent to implementation of changes or improvements, as decided by the Committee.

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Ethical and Legal Compliance
16. Establish, review and update periodically a Code of Ethical Conduct and insure that management has established a system to enforce this Code.
17. Review management's monitoring of the Company's compliance with the organization's Ethical Code, and ensure that management has the proper review system in place to ensure that Company's financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.
18. Review activities, organizational structure, and qualifications of the internal audit department.
19. Review, with the organization's counsel, legal compliance matters including corporate securities trading policies.
20. Review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.
21. Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.


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